Exhibit (10.1)

EASTMAN KODAK COMPANY 2013 OMNIBUS INCENTIVE PLAN

Award Agreement

This “Award Agreement” evidences an award of Performance Stock Units (the “PSUs”) by the Company under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Plan”), as indicated below. The PSUs are subject to all other terms set forth in the Plan and this Award Agreement. Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Grantee: James V. Continenza

Grant Date: ______________, 20____

Number of PSUs: ________________

Performance Goal: The PSUs consists of three separate tranches, with each tranche representing one-third of the total Number of PSUs. The first tranche shall have a performance period of the 20___ fiscal year, the second tranche shall have a performance period of the 20___ fiscal year and the third tranche shall have a performance period of the 20___ fiscal year. The performance goal for each tranche shall be the achievement of the Annual Commitment Plan for the applicable fiscal year. The Annual Commitment Plan for each fiscal year will be set by the Board at the beginning of the fiscal year. For purposes of this Award Agreement, “Performance Period” means the period of the first day of the 20___ fiscal year through the last day of the 20___ fiscal year.

Vesting Schedule:

The vesting of each tranche shall be based on the following schedule:

Tranche	Vesting Date	Percentage Vesting
First	February Committee Meeting 20___	One-third
Second	February Committee Meeting 20___	One-third
Third	February Committee Meeting 20___	One-third, plus discretion over three-year period not to exceed total grant amount of ____________

Vesting:

Following the end of each fiscal year, the Committee shall evaluate the achievement of the Annual Commitment Plan for the fiscal year and determine (in its discretion) the number of PSUs in the applicable tranche earned for such fiscal year, which shall be banked. Following the end of the Performance Period, the Committee shall also evaluate the achievement of the Annual Commitment Plan each fiscal year over the entire Performance Period, and may determine (in its discretion) an additional number of PSUs earned for the Performance Period, not to exceed 100% of the Number of PSUs in the aggregate.

Except as otherwise provided by the following paragraph, the PSUs will only vest if the applicable Performance Goal is reached and the Grantee is continuously employed by the Company or any of its Affiliates from the Grant Date through the applicable Vesting Date, and except as otherwise provided by this Award Agreement or determined by the Committee, any unvested PSUs will be forfeited upon any termination of employment.

In the event of a termination of the Grantee’s employment (other than an involuntary termination for Cause or a voluntary termination without Good Reason) before December 31, 20___, the Grantee shall be entitled to receive:

(a)         the banked earned PSUs of any tranche with a performance period that ended prior to the year of termination, if any;

(b)         a pro-rata portion of the PSUs earned for the performance period that includes the date of termination, based on the number of days from January 1, 20___ through the date of termination over the total number of days from January 1, 20___ through the last day of the performance period that includes the date of termination; and

(c)         no portion of the PSUs for any tranche with a performance period scheduled to commence after the date of termination, which instead would be forfeited.

For purposes of this Award Agreement, “Cause” and “Good Reason” shall have the meanings given such terms by the Executive Chairman and CEO Agreement between the Company and the Grantee, dated November 29, 2023.

Payment/Delivery:

Subject to the “Withholding” provision below, as soon as practicable following January 1, 20___, but no later than July 31, 20___, the Company shall issue to the Grantee one Share (or, at the election of the Company, cash equal to the Fair Market Value thereof) for each PSU that has vested.

Withholding:

Pursuant to Section 16.4 of the Plan, the Company shall have the power and the right to deduct or withhold (or cause to be deducted or withheld) from any amount deliverable under the PSUs or otherwise (including Shares otherwise deliverable), or require the Grantee to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising in connection with the PSUs.

Subject to the Company’s automatic withholding right set out above, the Grantee may elect to satisfy the withholding requirement, in whole or in part:

(i)	by having the Company withhold Shares; or

(ii)	through an independent broker-dealer arrangement to sell a sufficient number of Shares;

in each case, having a Fair Market Value on the date the tax is to be determined equal to the minimum tax required to be withheld (or such greater amount.

Grantee Rights:

The Grantee will not have any of the rights of a shareholder with respect to the Shares underlying or covered by the PSUs, whether or not vested, until such Shares are actually issued and delivered to the Grantee.

Change of Control:

Upon the occurrence of a Change of Control, the Committee may, but shall not be required, to make one or more of the adjustments set forth in Section 14.2 of the Plan to the PSUs if and to the extent that the PSUs are outstanding at the time of the Change of Control.

Transferability:

Except as otherwise provided by the Plan, the PSUs are not in any manner subject to alteration, anticipation, sale, transfer, assignment, pledge or encumbrance.

No Right to Continued Employment:

The Grantee’s receipt of the PSUs does not give the Grantee a right to remain in the employment of the Company or any of its Affiliates.

Data Privacy:

By accepting the PSUs, the Grantee agrees that any data, including the Grantee’s personal data, may be exchanged among the Company and its Affiliates to the extent the Company determines necessary or advisable to administer the Plan and the PSUs, as well as with any third-party engaged by the Company to administer the Plan and the PSUs granted under the Plan.

Amendment:

Pursuant to Section 15.2 of the Plan, the Committee may from time to time amend this Award Agreement; provided, however, no amendment shall materially adversely impair the rights of the Grantee under this Award Agreement without the Grantee’s consent.

Miscellaneous

The PSUs described in this Award Agreement are intended to be exempt from Section 409A under the short-term deferral exception thereto, and the Plan and this Award Agreement shall be interpreted and administered consistent with such intention, and in accordance with Eastman Kodak Company’s Policy Regarding Section 409A Compliance. The Company may unilaterally amend this Award Agreement for purposes of exemption from or compliance with Section 409A if, in its sole discretion, the Company determines that such amendment would not have a material adverse effect with respect to the Grantee’s rights under this Award Agreement. Notwithstanding the foregoing, no person connected with the Plan or the PSUs in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment will be applicable with respect to the PSUs or payments made under this Award Agreement, or that such tax treatment will apply to or be available to the Grantee.

The PSUs (at the time of vesting or otherwise) will not be includible as compensation or earnings for purposes of any benefit or compensation plan offered by the Company or its Affiliates.

The obligations of the Company pursuant hereto are subject to compliance with all applicable governmental laws, regulations, rules and administrative actions, including, but not limited to, the Securities Act of 1933, as amended, and the Exchange Act, and all rules promulgated thereunder. In order to avoid any violations, the Committee may, at any time and from time to time, impose additional restrictions upon the PSUs.

By accepting the PSUs, the Grantee agrees to be subject to the terms and conditions of the Plan and this Award Agreement.

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